Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

April 20, 2004

American Community Bancshares, Inc. Announces Earnings for the Quarter Ended March 31, 2004

Charlotte, North Carolina, – Randy P. Helton, President and Chief Executive Officer of American Community Bancshares, Inc. (stock NASDAQ SmallCap: ACBA; stock warrants NASDAQ SmallCap: ACBAW) the holding company for American Community Bank, announced sharply higher unaudited earnings for the three months ended March 31, 2004 of $475,000 or an 80.6% increase over unaudited earnings for the three months ended March 31, 2003 of $263,000. Earnings per share (diluted) for the three months ended March 31, 2004 increased to $0.15 compared to $0.09 for the three months ended March 31, 2003. The annualized return on average assets for the quarter was 0.69% with a return on average equity of 7.84%. We paid our second annual cash dividend in the amount of $0.10 per share on February 20, 2004.

Total assets at March 31, 2004 were $284.1 million, with loan and lease receivables of $212.1 million, deposits of $210.8 million, borrowings of $47.9 million, and stockholders’ equity of $24.5 million. Total assets increased 23.0% or $53.1 million, from March 31, 2003, loan and lease receivables increased 21.9% or $38.1 million, deposits increased 15.6% or $28.5 million and borrowings increased 91.6% or $22.9 million primarily to fund the purchase of additional investment securities.

The allowance for loan losses represented 1.25% of total loans at March 31, 2004. Non-performing loans totaled $280,000 or 0.13% of loans at March 31, 2004 compared to $58,000 or 0.03% of loans at March 31, 2003, a $222,000 or a 383% increase. Non-performing assets (which includes foreclosed real estate and repossessed assets) totaled $353,000 at March 31, 2004 and represented 0.12% of total assets compared to $356,000 or 0.15% of total assets at March 31, 2003, a $3,000 or 0.8% decrease.

Net interest income for the quarter ended March 31, 2004 totaled $2,188,000, an increase of 24.0% over the $1,764,000 for the quarter ended March 31, 2003. Quarter-end results also include a $22,000 or 3.2% increase in non-interest income from $680,000 for the three months ended March 31, 2003 to $702,000 for the three months ended March 31, 2004. In addition, operating expenses increased $349,000 or 21.0% from $1,665,000 for the three months ended March 31, 2003 to $2,014,000 for the three months ended March 31, 2004 due to of an increase in compensation expense through the addition of key personnel combined with the normal increases associated with administrative and overhead costs.

The Company entered into an agreement on November 5, 2003 to acquire First National Bancshares, Inc. The merger was consummated on April 15, 2004. As of April 15, 2004, First National Bank had assets of $72.4 million, total loans of $56.1 million and deposits and $61.3 million. The combined entities will give American Community Bancshares, Inc. total assets of $356.5 million, loans of $268.2 million, deposits of $272.1 million and shareholders’ equity of $32.1 million, with eleven offices located in North and South Carolina.

American Community Bank is a full service community bank with five offices in Union County, North Carolina’s fastest growing county and three in Mecklenburg County, home of Charlotte, North Carolina’s largest city and the nation’s second largest financial center. The Bank provides a wide assortment of traditional banking and financial services offered with a high level of personal attention. The Bank’s website is www.americancommunitybank.com. American Community Bancshares stock is traded on the NASDAQ SmallCap market under the symbol ACBA with stock warrants traded under ACBAW.

American Community Bancshares, Inc.

(Amounts in thousands except per share data)

(Unaudited)

Consolidated Balance Sheet

	March 31, 2004	December 31, 2003 (a)	September 30, 2003	June 30, 2003	March 31, 2003
Assets
Cash and due from banks	$9,351	$7,330	$6,274	$7,846	$5,444
Interest-earning deposits with banks	7,520	11,012	3,205	1,116	11,822
Investment securities	48,908	52,069	54,425	40,842	33,323

Loans	212,066	204,533	200,102	188,853	173,974
Allowance for loan losses	(2,645)	(2,529)	(2,426)	(2,286)	(2,129)

Net loans	209,421	202,004	197,676	186,567	171,845

Accrued interest receivable	1,184	1,131	1,084	1,060	980
Bank premises and equipment	5,267	5,339	5,271	5,197	4,863
Foreclosed real estate	21	117	—	94	94
Federal Home Loan Bank stock	672	792	792	792	800
Other assets	1,774	1,459	1,780	1,462	1,809

Total assets	$284,118	$281,253	$270,507	$244,976	$230,980

Liabilities and stockholders’ equity
Deposits
Non-interest bearing	$35,638	$29,782	$31,721	$25,084	$23,739
Interest bearing	175,195	178,381	176,069	172,659	158,619

Total deposits	210,833	208,163	207,790	197,743	182,358

Borrowings	47,928	48,319	38,156	23,021	25,019
Accrued expenses and other liabilities	851	582	768	716	575

Total liabilities	259,612	257,064	246,714	221,480	207,952

Total stockholders’ equity	24,506	24,189	23,793	23,496	23,028

Total liabilities and stockholders’ equity	$284,118	$281,253	$270,507	$244,976	$230,980

Ending shares outstanding	2,827,709	2,825,709	2,824,376	2,824,376	2,824,376
Book value per share	8.67	8.56	8.42	8.32	8.15

(a)	Derived from audited financial statements

American Community Bancshares, Inc.

Consolidated Income Statements

(Amounts in thousands except per share data)

(Unaudited)

Three months ended	March 31, 2004	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003
Total interest income	$3,534	$3,458	$3,304	$3,263	$3,030
Total interest expense	1,346	1,274	1,287	1,342	1,266

Net interest income	2,188	2,184	2,017	1,921	1,764

Provision for loan losses	118	148	144	127	365

Net interest income after provision for loan loss	2,070	2,036	1,873	1,794	1,399

Non-interest income
Service charges on deposit accounts	465	372	420	481	467
Mortgage banking operations	66	72	142	163	140
Realized gains on sale of securities	58	—	—	—	—
Other	113	98	116	101	73

Total non-interest income	702	542	678	745	680

Non-interest expense
Salaries and employee benefits	1,011	1,022	975	1,003	854
Occupancy and equipment	369	409	355	302	297
Other	634	665	562	594	514

Total non-interest expense	2,014	2,096	1,892	1,899	1,665

Income before income taxes	758	482	659	640	414
Provision for income taxes	283	175	247	234	151

Net income	$475	$307	$412	$406	$263

Net income per share
Basic	$0.17	$0.11	$0.15	$0.14	$0.09
Diluted	$0.15	$0.10	$0.14	$0.14	$0.09

Weighted average number of shares outstanding
Basic	2,826,039	2,824,376	2,824,376	2,824,376	2,824,376
Diluted	3,145,162	3,053,723	2,900,162	2,859,066	2,829,897

Return on average equity	7.84%	5.12%	7.00%	6.98%	4.61%
Return on average assets	0.69%	0.45%	0.66%	0.68%	0.48%

Net interest margin	3.38%	3.42%	3.43%	3.42%	3.47%

Allowance for loan losses to total loans	1.25%	1.24%	1.21%	1.21%	1.22%
Net charge-offs to avg loans (annualized)	0.00%	0.27%	0.00%	-0.07%	1.44%
Nonperforming loans to total loans	0.13%	0.16%	0.13%	0.05%	0.03%
Nonperforming assets to total assets	0.12%	0.17%	0.12%	0.15%	0.15%